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                                                                EXHIBIT 10.14

                              EMPLOYMENT AGREEMENT
                                   (WAYNE LAM)

THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into effective as of May 1, 1996, by and between CHEYENNE SOFTWARE, INC. ("Employer"), and WAYNE LAM ("Employee").

Now therefore, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties intending to be legally bound, agree as follows:

                                   AGREEMENT

1. TERM OF EMPLOYMENT. The Employer hereby employs the Employee as the Vice President and General Manager, NetWare Division, and the Employee hereby agrees to serve the Employer in such capacity for the period commencing on the date hereof (the "Effective Date") and ending April 30, 1998 (hereinafter referred to as the "Employment Period").

2. SCOPE OF DUTIES. The Employee shall serve as the Vice President and General Manager, NetWare Division and shall engage in the management of the day to day operations of such Division or in such other capacity as directed
by the President of the Employer.   The Employee shall report and be
responsible to the President of the Employer or other person designated by the President or the Board of Directors.

3. RESTRICTION ON OUTSIDE BUSINESS ACTIVITIES. During employment, Employee shall devote Employee's full energies, interest, abilities, and productive time to the performance of duties for Employer and shall not, without Employer's prior written consent: a. render to others services of any kind, or engage in any other business activity that would materially interfere with the performance of Employee's duties under this Agreement; b. perform any services, directly or indirectly, whether as an employee, consultant, independent contractor, for any person or entity competing, directly or indirectly with Employer; c. own, directly or indirectly, whether as partner, creditor, shareholder, or otherwise, any interest in any entity competing, directly or indirectly, with Employer; d. promote, participate, or engage in any activity or other business competitive with Employer; e. compete, directly or indirectly, with any products or services marketed or offered by Employer; or f. engage in any activity which could be deemed to be a conflict of interest. Nothing herein contained shall prevent or be construed to as preventing the Employee from holding or purchasing five

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(5%) percent or less of any class of stock or securities of a corporation which is listed on a national securities exchange or regularly traded in the over-the-counter market, or making other investments or participating in business ventures not in competition with the business of the Employer, as long as such investments and business ventures shall not require any time during normal business hours and do not conflict with Employee's duties obligations to the Employer provided in this Employment Agreement.

4. EMPLOYEE'S COMPENSATION AND BENEFITS. Employer shall pay a base salary to Employee of $140,000 per year, payable semi-monthly in arrears or at such other intervals as other employees are paid. Any change in Employee's salary or bonus shall be subject to the sole discretion of Employer. During employment, Employee shall receive all benefits generally available to Employer's other employees of like position when and as Employee becomes eligible for them. The Employee shall be entitled to participate in any and all fringe benefits and/or plans, generally afforded to other employees of the Employer (to the extent the Employee otherwise qualifies therefore under the specific terms and conditions of each such benefit), including, without limitation, group disability, life insurance, medical insurance and pension plans (401K) which are, or which may become available generally to senior personnel of the Employer. The Corporation shall reimburse the Employee in an amount equal to $500 per month for expenses relating to an automobile used by the Employee in connection with the business of the Corporation.

5.   TERMINATION OF EMPLOYMENT

a. BY DEATH. Employee's employment shall terminate automatically upon the death of Employee. Employer shall pay or provide to Employee's beneficiaries or estate, as appropriate, the compensation as of the date of death and benefits to which Employee is entitled through the end of the pay period in which death occurs. Thereafter, Employer's obligations to Employee and/or to his beneficiaries or estate shall terminate except as provided in paragraph 6.

b. BY DISABILITY. If, in the sole opinion of Employer, Employee shall be prevented from properly performing Employee's duties by reason of any physical or mental incapacity for a period of more than six (6) months in the aggregate or four (4) consecutive months in any twelve-month period, then, to the extent permitted by law, Employee's employment shall terminate on, and the compensation and benefits to which Employee is entitled shall be paid or provided up through, the last day of the month in which the day evidencing incapacity occurs and thereafter Employer's obligations shall terminate.

c. BY EMPLOYER FOR CAUSE. Employer may terminate, without liability, Employee's employment for cause (as defined below) at any time and without notice. Employer shall pay Employee the compensation to which Employee is entitled through

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the end of the day of such termination and thereafter Employer's obligations shall terminate. Termination shall be for cause if Employee's employment is terminated by Employer because of:

(i) any act or failure to act by Employee which involves bad faith conduct by Employee and which is to the detriment of Employer;
(ii) Employee's willful refusal or willful failure to act in accordance with any lawful and reasonable direction or order of Employer;
(iii) Employee's exhibiting material unfitness or material unavailability for service to Employer (other than by reason of Employee's death or disability);
(iv) Employee's materially unsatisfactory performance, material misconduct, dishonesty or theft, habitual material neglect, material carelessness or material incompetence in the performance of his duties for Employer;
(v) Employee's willful or intentional disclosure of confidential information of Employer, or any other violation of paragraphed 9 or 10 below;
(vi) Employee's providing false information to Employer in connection with Employee's application for employment;
(vii) Employee's violation of Employer's policies regarding insider trading;
(viii) Employee's violation of Employer's policies regarding controlled substances;
(ix) Employee's conviction of a crime, except a minor traffic violation; or
(x) Employee's willfully or intentionally acting in any way that has a direct, substantial and adverse effect on Employer's reputation.

The foregoing is not intended to limit Employer's rights to terminate Employee for other reasons not listed above that constitute cause.

d. TERMINATION OBLIGATIONS Employee hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, memorandums, policy statements, correspondence (letters, telegrams, mailgrams), minutes of meetings, agendas, interoffice communications, forecasts, analyses, working papers, charts, expense account reports, ledgers, journals, financial statements, statements of accounts, data compilations, records, reports, notes, memoranda, computer disks, flow charts, computer documents and computer software, data sheets, contracts, lists, and other documents, proprietary information, and equipment furnished to or prepared by Employee in the course of or incident to Employee's employment, belong exclusively to the Employer and shall be promptly returned to the Employer upon termination of Employee's employment for any reason.

6. DEATH BENEFIT. In addition to all other insurance and similar death benefits generally made available to employees of the Employer, if Employee's death occurs during the term of the Employment Period, the Employer shall provide a death benefit to the estate of the Employee equal to 100% of the Employee's then current annual

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Base Salary at the date of death.  Such death benefit shall be payable as may be determined by the Employer, but not less often than twelve (12) equal monthly installments, payable on the last day of each month, commencing in the month subsequent to the month in which the death occurs.

7.   SEVERANCE PAYMENT.

a. If the Employer and the Employee do not enter into a renewal agreement to be effective May 1, 1998, for a period of at least 2 years and containing similar terms and conditions to those set forth herein, then the Employer will pay the Employee, as additional compensation, an amount equal to 25% of the Employee's then current annual Base Salary, as determined under Section 4, payable semi-monthly in arrears for the six months ending October 31, 1998, such compensation is hereunder referred to as the "Severance Payment".

b. Notwithstanding the provisions of Section 7 (a) above, the Employee will not receive the Severance Payment if,

(i) the Employer declines to enter into a renewal agreement with the Employee because the Employee breached the confidentiality and/or non-compete provisions of this Agreement or any other terms or conditions of their employment;
(ii)  the Employee has been terminated for Cause hereunder, or
(iii) the Employee declines to enter into a renewal agreement with the Employer, and the Employer has offered a renewal agreement for a period of not less than two years, containing similar terms and conditions as discussed herein.

8. SURVIVAL. Certain provisions of this Agreement, including paragraphs 5d, 9, 10 and 11 are intended to continue and survive termination or suspension of Employee's employment with Employer.

9.   CONFIDENTIALITY AND NON-DISCLOSURE; NON-SOLICITATION

a.   For purposes of this paragraph, the following definitions shall apply:

(i) Inventions shall mean all inventions, processes, methods, formulas, techniques, improvements, modifications and enhancements, whether or not patentable, made by Employee, whether or not during the hours of Employee's employment or with the use of Employer's facilities, materials or personnel, either solely or jointly, during Employee's employment by Employer and all inventions, processes, methods, formulas, techniques, improvements, modifications and enhancements made by Employee, during a period of one year after any termination of Employee's employment, which relate directly to the past, present or future business of Employer and which are within the scope of Employee's duties during the last 12 months of Employee's employment by Employer.

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(ii) Work Product shall mean all documentation, software, creative works, know-how and information created, in whole or in part, by Employee during Employee's employment by Employer, whether or not copyrightable or otherwise protectable, excluding Inventions.
(iii) Trade Secrets shall mean compensation data, marketing strategies, new material research, pending projects and proposals, research and development, technological data, all proprietary information, actual and potential, customer lists, vendor lists, pricing and credit techniques, research and development activities, documentation, software, know-how and information relating to the past, present or future business of Employer or any plans relating to the foregoing, or relating to the past, present or future business of a third party that are disclosed to Employer, which Employer does not disclose to third parties without restrictions on use or further disclosure.

b. (i) Employee shall promptly disclose to Employer all Inventions and keep accurate records relating to the conception and reduction to practice of all Inventions. Such records shall be the sole and exclusive property of Employer, and the Employee shall surrender possession of the records to Employer upon any suspension or termination of Employee's employment with Employer.

     (ii) Employee hereby assigns to Employer, without additional consideration to Employee, the entire right, title and interest in and to the Inventions and Work Product and in and to all copyrights, patents, trademarks and any and all other proprietary rights therein or based thereon. Employee agrees that the Work Product shall be deemed to be a "work made for hire." Employee shall execute all such assignments, oaths, declarations and other documents as may be prepared by Employer to effect the foregoing.

     (iii) Employer, without additional consideration to Employee, shall have the exclusive worldwide and perpetual right to use and to make, use and sell products and/or services derived from any Inventions or Work Product.

c. Employee shall provide Employer with all information, documentation, and assistance Employer may request to perfect, enforce or defend the proprietary rights in or based on the Inventions, Work Product or Trade Secrets. Employer, in its sole discretion, shall determine the extent of the proprietary rights, if any, to be protected in or based on the Inventions, Work Product, and Trade Secrets. All such information, documentation and assistance shall be provided by Employee at no additional expense to Employer, except for out-of-pocket expenses which Employee incurred at Employer's request.

d. During employment and thereafter, Employee shall treat Trade Secrets on a confidential basis and not disclose them to others without the prior written consent of

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Employer or use Trade Secrets for any purpose other than for the performance of services for Employer. Employee acknowledges that the Trade Secrets are the sole and exclusive property of Employer. Employee shall surrender possession of all Trade Secrets to Employer upon any suspension or termination of Employee's employment with Employer. If, after such time, Employee becomes aware of any Trade Secrets in Employee's possession, Employee shall immediately surrender those Trade Secrets to Employer.

e. During the period of one year after any suspension or termination of Employee's employment by Employer, Employee shall not contact, directly or indirectly, any customer or employee of Employer with whom Employee had contact during the last 12 months of Employee's employment with Employer.

f. In the event of a breach or threatened breach by the Employee of the provisions of this paragraph 9, the Employer shall be entitled to an injunction restraining the Employee from disclosing, in whole or in part, the aforementioned proprietary or confidential information of the Employer, or from rendering any services to any person, firm, corporation, association or other entity to whom such proprietary or confidential information, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein contained shall be construed as prohibiting the Employer from pursuing any other remedies available to the Employer for such breach or threatened breach, including the recovery of damages from the Employee.

10.  RESTRICTIVE COVENANTS.

a. The Employee hereby acknowledges and recognizes the highly competitive nature of the Employer's business and accordingly agrees that, in consideration of the premises contained herein, Employee will not from and after the date hereof and during the Employment Period, until the Designated Date (as hereinafter defined), whether such engagement shall be as an officer, director, employee, consultant, agent, lender, stockholder, or other participant; or (ii) assist others in engaging in Competitive Activity. As used herein, the term "Competitive Activity" shall mean and include the development and/or marketing in the United States of computer software for server-based local area network and wide area network applications, including but not limited to storage management, data management/monitoring, data security and data communications.

b.   As used in paragraph 10, the "Designated Date" shall mean the following:

(i) if the Employee willfully terminates employment with the Employer in violation of this Employment Agreement prior to the expiration of the Employment Period the "Designated Date" shall mean the second (2nd) anniversary of the effective date of such termination;
(ii)  the Employer terminates the employment of the Employee under this

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Employment Agreement for cause, then the "Designated Date" shall be the second (2nd) anniversary of the effective date of such termination; or
(iii) the Employer, after the Employment Period, terminates the employment of the Employee without cause, then the term "Designated Date" shall mean the effective date of such termination.

c. It is the desire and intent of the parties that the provisions of this paragraph 10 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction which enforcement is sought. Accordingly, if any particular provision of this paragraph 10 shall be adjudicated to be invalid or unenforceable, such provision of this paragraph 10 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provisions of this paragraph 10 in the particular jurisdiction in which such adjudication is made. In addition, if the scope of any restriction contained in this paragraph 10 is too broad to permit enforcement thereof to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and the Employee hereby consents and agrees that such restriction shall be enforced to the maximum extent permitted by law, and the Employee hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

d. If there is a breach or threatened breach by the Employee of the provisions of this paragraph 10, the Employer shall be entitled to an injunction restraining the Employee from such breach. Nothing herein contained shall be construed as prohibiting the Employer from pursuing any other remedies available for such breach or threatened breach or any other breach of this Employment Agreement.

11. NOTICES. All notices required or permitted to be given under the provisions of this Employment Agreement shall be in writing and delivered personally or by certified or registered mail, return receipt requested, postage prepaid to the following persons at the following addresses, or to such other persons at such other addresses as any party may request by notice in writing to the other party to this Agreement:

If to Employee:

     Wayne Lam
     103 Liberty Avenue
     North Babylon NY  11703

If to Employer:

     Cheyenne Software, Inc.

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     3 Expressway Plaza
     Roslyn Heights, NY  11577
     Att: General Counsel

12. SUCCESSORS AND ASSIGNS. This Employment Agreement shall be binding on the successors and assigns of the Employer and shall inure to the benefit and be enforceable by and against its successors and assigns. This Employment Agreement is personal in nature and may not be assigned or transferred by the Employee without the prior written consent of the Employer.

13. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect.

14. ENTIRE AGREEMENT;INTEGRATION;AMENDMENTS. The terms of this Agreement are intended by the parties to be the final expression of their Agreement with respect to the employment of Employee by Employer and may not be contradicted by evidence of any prior or contemporaneous agreement. Employee acknowledges that Employee has read and understands the Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by Employer other than those contained in writing herein, and has entered into the agreement freely based on Employee's own judgment, whether or not Employee consulted counsel. This Agreement constitutes the complete and exclusive statement of its terms and no extrinsic evidence whatsoever may be introduced in any legal proceeding involving this Agreement. This Agreement contains the entire agreement between the parties and supersedes all prior oral, written and implied agreements, understandings, commitments, and practices between the parties, including all prior employment agreements, if any. No amendments to this Agreement may be made except by a writing signed by both parties.

15. CHOICE OF LAW. The formation, construction, and performance of this Agreement shall be construed in accordance with the laws of the State of New York. IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the day and year first above written.

Employee                      Cheyenne Software, Inc.

/s/Wayne Lam                  By: /s/ ReiJane Huai
- -------------                     ------------------------
Wayne Lam
                              Its:
                                   -----------------------


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